Item 26(a)(r)(vii)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Chairman of the Board and Director of Transamerica Life Insurance Company, an Iowa corporation, do hereby appoint KAREN EPP, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statement and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary to appropriate in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, may do or cause to be done by virtue hereof.

Separate Account Name	Product Name
Transamerica Separate Account R3	Advantage R3

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of April, 2010.

 /s/ Kenneth Kilbane
Kenneth Kilbane, Chairman of the Board and Director